                                                               EXHIBIT 4.1


                              State of Delaware

                       Office of the Secretary of State
                       --------------------------------

        I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "SILICON VALLEY GROUP, INC.", FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF FEBRUARY, A.D. 1995, AT 1 O'CLOCK P.M.

        A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.






                                        EDWARD J. FREEL
                                [SEAL]  -----------------------------------
                                        Edward J. Freel, Secretary of State

                                        AUTHENTICATION:  7415694
                                                  DATE:  02-21-95

                     CERTIFICATE OF DESIGNATION OF SERIES B
                     CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                       OF

                           SILICON VALLEY GROUP, INC.

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware


         We, the undersigned duly authorized officers of SILICON VALLEY GROUP, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of
Section 103 thereof, and pursuant to Section 151 thereof, DO HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation on February 15, 1995, adopted the following resolution creating a series of 14,943 shares of Series B Convertible Redeemable Preferred Stock, par value $0.01 per share:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Series B Convertible Redeemable Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the preferences and relative, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         1. Designation of the Series; Rank. The shares of such series shall be designated as Series B Convertible Redeemable Preferred Stock (the "Series B Preferred Stock") and the number of shares constituting such series shall be 14,943. The Series B Preferred Stock shall rank senior to all Series A Preferred Stock, par value $0.01 per share of the Corporation ("Series A Preferred Stock"), and all common stock, including the Common Shares, par value $0.01 per share, of the Corporation (the "Common Shares"), with respect to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up. Subject to Section 3 hereof, the Board of Directors may by resolution issue and designate additional series or classes of preferred stock which may rank senior to, junior to, or on parity with the Series B Preferred Stock with respect to the payment of dividends, the distribution of assets upon liquidation, dissolution or winding up, redemption rights and the other rights, preferences and privileges of such preferred stock.

         2.      Dividends and Distributions.

                 (a) Subject to the prior and superior rights of the holders of any shares of any series of preferred stock ranking senior to, or on a parity with, the shares of Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock, in preference

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
to the holders of any and all other classes of stock, whether common or preferred, including the Series A Preferred Stock and the Common Shares shall be entitled to receive, as declared by the Board of Directors out of funds legally available therefor, quarterly dividends payable in cash. Dividends shall begin to accrue and shall be cumulative commencing December 31, 1997 and be payable on the fifteenth calendar day of March, June, September and December in each year, beginning on March 15, 1998, or, if such day is not a business day of the Corporation, on the next succeeding business day (each such payment date being referred to herein as a "Quarterly Dividend Payment Date"), at an annual rate of $100.40 per share of Series B Preferred Stock, calculated on the basis of a year of 360 days consisting of twelve 30-day months. The amount of dividends payable per share for each full dividend period shall be computed by dividing by four the $100.40 annual rate (rounding such amount to the nearest cent). Any quarterly dividend (whether or not earned or declared) not paid in full upon the relevant Quarterly Dividend Payment Date shall bear interest at the Interest Rate (as defined below) per annum, calculated as provided above, commencing at the close of business on such Quarterly Dividend Payment Date and continuing until such quarterly dividend is paid in full. Dividends paid on shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on the Series B Preferred Stock shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than sixty (60) nor less than ten (10) calendar days prior to the date fixed for the payment thereof.

                 (b) If a dividend (whether or not earned or declared) or any redemption or repurchase payment upon any shares of Series B Preferred Stock (or any interest thereon), or any other outstanding preferred stock of the Corporation ranking on a parity with the Series B Preferred Stock as to dividends, is in arrears, then no dividend or other distribution may be declared and no redemption or repurchase payment may be made (and no interest thereon may be paid) on any such shares of Series B Preferred Stock or such other preferred stock, unless amounts are paid or distributed in respect of all such arrearages pro rata, so that (i) the amounts so paid or distributed per share of each such series bear to each other the same ratio that the amounts in arrears per share of each such series bear to each other and (ii) the percentage of each such amount in arrears which is paid or distributed in cash per share of Series B Preferred Stock is no lower than the percentage of the amount in arrears which is paid or distributed in cash per share of any such other series. So long as any shares of Series B Preferred Stock remain outstanding, no dividend shall be paid or declared and no distribution made on any stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up (other than a dividend payable in stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends, upon liquidation, dissolution and winding up and upon redemption ("Junior Stock")), and no shares of stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up or upon redemption or repurchase shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a

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
reclassification of Junior Stock, or the exchange or conversion of one Junior Stock for or into another Junior Stock, or other than through the use of the proceeds of a substantially contemporaneous sale of other Junior Stock), unless in each case (i) all dividends (whether or not earned or declared) on the Series B Preferred Stock then accrued and in arrears for all past quarterly dividend periods (and any interest thereon) are first paid in full in cash and the full dividend thereon for the then-current quarterly dividend period is paid or declared and set apart for payment in cash and (ii) the Corporation first pays in full all amounts then due and payable in connection with any matured redemption obligation on the Series B Preferred Stock (provided that, if such redemption obligation is in default, such redemption obligation is first paid in full in cash) or sets aside all such payable amounts (in cash, if applicable), separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares subject to such redemption so as to continue to be available therefor. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Junior Stock, or shares of Junior Stock may be purchased, redeemed or otherwise acquired for consideration by the Corporation, from time to time out of any funds legally available therefor. Subject to the prior and superior rights of the holders of any shares of any series of preferred stock ranking senior to the shares of Series B Preferred Stock with respect to dividends, after any dividend has been declared and paid in full with respect to the Series A Preferred Stock, the Series B Preferred Stock, but not the Series A Preferred Stock, shall be entitled to participate in any dividend with respect to any Junior Stock other than the Series A Preferred Stock (a "Junior Stock Dividend"). Each holder of Series B Preferred Stock will participate in a Junior Stock Dividend based on the number of Common Shares into which the Series B Preferred Stock is convertible on the record date of the Junior Stock Dividend.

         3.      Voting Rights.

                 (a) Except as otherwise required by law, each share of Series B Preferred Stock issued and outstanding shall at any time have a number of votes equal to the number of Common Shares into which the Series B Preferred Stock is then convertible pursuant to Section 6 hereof, and the holders of Series B Preferred Stock shall be entitled to vote with the holders of Common Shares on all matters submitted to a vote of stockholders (whether at a meeting or by written consent); provided that the Series B Preferred Stock shall be entitled to vote as a series (the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock being required) or as part of a class (together with other series of Preferred Stock) on any matter with respect to which a series vote by the Series B Preferred Stock or a class vote of the Series B Preferred Stock together with other series of Preferred Stock, as the case may be, shall be expressly required by law, and any such class or series vote may be given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose.

                 (b) So long as any shares of Series B Preferred Stock are outstanding, then, in addition to any other vote or consent of stockholders required by law or by the certificate of





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
incorporation, the consent of the holders of two thirds of the shares of Series B Preferred Stock at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                            (i) Any amendment, alteration or repeal of any of the provisions of the certificate of incorporation, or of the by-laws, or any designation of any new series of preferred stock, of the Corporation, which affects adversely the voting powers, rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the holders of Series B Preferred Stock; provided, however, that the amendment, alteration or repeal of the provisions of the certificate of incorporation so as to authorize or create, or to increase the authorized amount of any Junior Stock shall not be deemed to affect adversely the voting powers, rights or preferences of the holders of Series B Preferred Stock;

                           (ii) The authorization, designation or creation of, or the increase in the authorized amount of, any additional shares of Series B Preferred Stock, or shares of any class, or any security convertible into shares of any class, ranking senior to or on a parity with the Series B Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation, in the payment of dividends or in redemption rights;

                          (iii) Any corporate or shareholder action which reclassifies any outstanding shares of the Corporation into shares having a preference or priority right to receive dividends or assets senior to or on a parity with the preference of the Series B Preferred Stock;

                           (iv)   The liquidation or dissolution of the
         Corporation or SVG Lithography Systems, Inc. ("SVGL"); or

                            (v) The declaration or payment of a dividend on the Common Shares of the Corporation (other than a dividend payable solely in Common Shares).

         4.      Redemption Rights.

                 (a) Optional Redemption. At any time after July 21, 1996, the Corporation may, at its sole option and election, redeem all, but not less than all, of the outstanding Shares of Series B Preferred Stock, out of any source of funds legally available therefor, at a redemption price per share equal to the greater of (i) $2,208.80 plus all dividends (whether or not earned or declared) accrued and unpaid to such redemption date, or (ii) the sum determined by multiplying the number of Common Shares into which each share of Series B Preferred Stock is then convertible, as provided in Section 6, by the average of the closing sales prices of the Common Shares for the 10 trading days ending on the date of the redemption notice given pursuant to Section 4(c)(i) (the "Redemption Price"). Such redemption may be made, at the





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
option of the Corporation, in a single payment or in equal annual installments over a period of not more than three years (the "Redemption Period"). Holders of Series B Preferred Stock may convert any of their unredeemed shares of Series B Preferred Stock in accordance with the provisions of Section 6 hereof prior to or during the Redemption Period at any time prior to the fifth business day prior to the redemption date for any remaining outstanding shares of Series B Preferred Stock.

                 (b) Accelerated Redemption. (i) If the Corporation has given notice of redemption pursuant to Section 4(c) below, and such redemption notice provides for the redemption to be made in three annual installments, and, prior to the time when all shares of Series B Preferred have been redeemed in accordance with the redemption notice, a Transaction (as defined below) shall occur, the Corporation shall redeem all outstanding Series B Preferred at or prior to the consummation of such Transaction and (ii) for purposes of this
Section 4(b), a Transaction shall be deemed to have occurred if:

         (A) SVGL sells all or substantially all of its assets to an entity other than the Corporation or an entity as to which neither the Corporation, nor the stockholders of the Corporation immediately prior to the consummation of such sale, nor the Corporation and such stockholders together, hold voting securities representing a majority of the voting power of such entity;

         (B) SVGL consummates a merger, consolidation or other transaction or series of transactions pursuant to which neither the Corporation nor the stockholders of the Corporation immediately prior to such consummation, nor the Corporation and such stockholders together, hold voting securities representing a majority of the voting power of the surviving entity;

         (C) The Corporation sells all or substantially all of its assets to an entity as to which neither the Corporation, nor the stockholders of the Corporation immediately prior to such sale, nor the Corporation and such stockholders together, hold voting securities representing a majority of the voting power of the surviving entity; or

         (D) The Corporation consummates a merger consolidation or other transaction or series of transactions pursuant to which the stockholders of the Corporation immediately prior to such consummation fail to hold voting securities representing a majority of the voting power of the surviving entity.

                 (c)      Mechanics of Redemption.

                            (i)   Notice of any redemption of the Series B
Preferred Stock shall be mailed thirty (30) calendar days prior to the initial date fixed for redemption to each holder of Series B Preferred Stock, at such holder's address as it appears on the books of the Corporation. To facilitate the redemption of the Series B Preferred Stock, the Board of Directors may fix a record date for the determination of holders of Series B Preferred Stock to be redeemed, which





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
date shall not be more than sixty (60) nor less than ten (10) calendar days prior to the date fixed for such redemption. Such notice of redemption shall state the Redemption Period, each date on which a redemption will be effectuated and the number of shares to be redeemed on each such date (all in accordance with the provisions of paragraph 4(a) above), and shall inform the holders of the Series B Preferred Stock of their right to convert their shares prior to or during the Redemption Period at any time prior to the fifth business day prior to the redemption date for any remaining outstanding shares of Series B Preferred Stock.

                           (ii)   The holder of any shares of Series B
Preferred Stock redeemed pursuant to this Section 4 shall not be entitled to receive payment of the redemption price for such shares until such holder shall cause to be delivered to the place specified in the notice given with respect to such redemption (i) the certificates representing such shares of Series B Preferred Stock and (ii) appropriate endorsements and transfer documents sufficient to transfer such shares of Series B Preferred Stock to the Corporation free of any adverse interest. In the event the redemption amount payable on any redeemed share of Series B Preferred Stock is not paid in full within two (2) business days after the holder is entitled to receive such payment as provided herein, then the unpaid portion of the amount payable upon redemption of such share shall bear interest at a rate per annum equal to the rate of interest in effect on such second day as publicly announced from time to time by Bank of America in San Francisco, California, as its "reference rate" plus 1% (the "Interest Rate"), commencing at the close of business on such second day and continuing until the redemption price on such share is paid in full. Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable on demand.

                          (iii)   Upon each redemption date specified in the
notice of redemption given pursuant to paragraph (i), and if all funds necessary for such redemption shall have been paid or set aside by the Corporation separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then the shares so called for redemption on such date shall no longer be deemed outstanding, the rights to receive dividends thereon shall cease to accrue from and after the date of redemption designated in the notice of redemption, and all rights of the holders of the shares of Series B Preferred Stock called for redemption on such date shall cease and terminate, excepting only the right to receive the redemption price therefor (including any accrued and unpaid dividends, whether or not earned or declared, to the date fixed for redemption), without interest except as provided in Section 4(c)(ii) hereof.

         5. Liquidation. Subject to the prior and superior rights of the holders of any shares of any series of preferred stock ranking senior to the shares of Series B Preferred Stock with respect to liquidation preference, in the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation (for the purposes of this Section 5, a "Liquidation"), before any distribution of assets shall be made to the holders of the Series A Preferred Stock, the Common Shares or the holders of any other stock that ranks junior to the Series B Preferred Stock in respect of distributions upon a Liquidation of the Corporation, the holder of each share of Series B Preferred Stock then outstanding shall be entitled to be paid out of the





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assets of the Corporation available for distribution to its stockholders, an amount in cash equal to $2,008 per share plus all dividends (whether or not earned or declared) accrued and unpaid on such share to the date fixed for the distribution of assets of the Corporation in liquidation to the holders of Series B Preferred Stock.

         Subject to the superior rights of the holders of any shares of any series of preferred stock ranking senior to the shares of Series B Preferred with respect to liquidation preference, if upon any Liquidation, the aggregate assets available for distribution to the holders of the Series B Preferred Stock and any other stock of the Corporation ranking on a parity with the Series B Preferred Stock upon Liquidation which shall then be outstanding (hereinafter in this paragraph called the "Total Amount Available") shall be insufficient to pay to the holders of all outstanding shares of Series B Preferred Stock and all other such parity stock the full amounts (including all dividends accrued and unpaid) to which they shall be entitled by reason of such Liquidation of the Corporation, then there shall be paid to the holders of the Series B Preferred Stock in connection with such Liquidation an amount equal to the product derived by multiplying the Total Amount Available times a fraction, the numerator of which shall be the full amount to which the holders of the Series B Preferred Stock shall be entitled under the terms of the preceding paragraph by reason of such Liquidation and the denominator of which shall be the total amount which would have been distributed by reason of such Liquidation with respect to the Series B Preferred Stock and all other stock ranking on a parity with the Series B Preferred Stock upon Liquidation then outstanding had the Corporation possessed sufficient assets to pay the maximum amount which the holders of all such stock would be entitled to receive in connection with such Liquidation.

         A Transaction shall be deemed to be a Liquidation of the Corporation for the purpose of this Section 5 but not for purposes of Section 3(b)(iv).

         The holder of any shares of Series B Preferred Stock shall not be entitled to receive any payment owed for such shares under this Section 5 until such holder shall cause to be delivered to the Corporation (i) the certificate(s) representing such shares of Series B Preferred Stock and (ii) transfer instrument(s) satisfactory to the Corporation and sufficient to surrender such shares to the Corporation free of any adverse interest.

         After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of the Series B Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

         6.      Conversion Rights.

                 (a) Optional Conversion. The holder of any share of Series B Preferred Stock shall have the right, at such holder's option at any time (but if such share is called for redemption, then in respect of such share only to and including but not after the close of business on the fifth business day immediately preceding the date fixed for such redemption, provided that no default by the Corporation in the payment of the applicable redemption price (including any accrued and unpaid dividends) of such share shall have occurred and be continuing), to convert such share into that number of shares of fully paid and non-assessable Common Shares (calculated as to each holder to the nearest 1/100th of a share) obtained by dividing $2,008 by the Conversion Price then in effect. The Conversion Price shall initially be $20.08 per share, and shall be subject to adjustment as set forth below.

                 (b) Automatic Conversion. In the event that (i) the Corporation undertakes a firm commitment underwritten public offering of Common Shares pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Shares to the public with net proceeds (after deducting underwriting discounts but before deducting expenses of the offering) to the Corporation of at least $35,000,000 that is closed within six months after the date on which a share of Series B Preferred Stock is first issued (a "Qualified Offering") and (ii) within five business days of the closing of such Qualified Offering the Corporation files a resale registration statement covering that number of shares into which the Series B Preferred Stock is then convertible, then effective as of the date immediately prior to the effective date of such resale registration statement, each share of Series B Preferred Stock shall automatically, without any action by the holder thereof, be converted into that number of shares of fully paid and non-assessable Common Shares (calculated as to each holder to the nearest 1/100th of a share) obtained by dividing $2,008 by the Conversion Price in effect immediately prior to such effective date.

                 (c) Procedure for Conversion. To exercise the optional conversion privilege set forth in Section 6(a) hereof, the holder of shares of Series B Preferred Stock shall surrender the shares to be converted, accompanied by instruments of transfer satisfactory to the Corporation and sufficient to transfer the Series B Preferred Stock being converted to the Corporation free of any adverse interest, at the principal offices of the Corporation or any of the offices or agencies maintained for such purpose by the Corporation ("Conversion Agent") and shall give written notice (by registered or certified mail, overnight courier or hand delivery) to the Corporation or such Conversion Agent that the holder elects to convert such shares. Such notice shall also state the name or names, together with address or addresses, in which the certificate or certificates for Common Shares which shall be issuable on such conversion shall be issued. As promptly as practicable after the surrender of such shares of Series B Preferred Stock as aforesaid, the Corporation or its Conversion Agent shall issue and deliver to such holder, or on his written order, a certificate or certificates for the number of full Common Shares issuable upon the conversion of such shares in accordance with the provisions hereof. Balance certificates will be issued for the remaining shares of Series B Preferred Stock in any case in which fewer than all of the shares of Series B Preferred Stock represented by a certificate are converted. In the event of an automatic conversion pursuant to Section 6(b) hereof, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its Conversion Agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Shares issuable upon such automatic conversion unless and until the certificates evidencing such shares of Series B Preferred Stock are either delivered to the Corporation or its Conversion Agent as provided above, or the holder notifies the Corporation or its Conversion Agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

         Each conversion pursuant to Section 6(a) hereof shall be deemed to have been effected immediately prior to the close of business on the date on which the shares of Series B Preferred Stock shall have been so surrendered and such notice shall have been received by the Corporation as aforesaid. Each conversion pursuant to Section 6(b) hereof shall be deemed to have been effected immediately prior to the close of business on the date immediately prior to the date of effectiveness of the resale registration statement contemplated by Section 6(b). In each such case, the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Common Shares represented thereby at the effective date of such conversion, unless the stock transfer books of the Corporation shall be closed on such date, in which event such conversion shall be deemed to have been effected immediately prior to the open of business on the next succeeding day on which such stock transfer books are open, and such person or persons shall be deemed to have become such holder or holders of record of the Common Shares at the open of business on such later day. In each case of conversion pursuant to Section 6(a) hereof, the conversion shall be at the Conversion Price in effect on the effective date of the conversion as determined above. In each case of conversion pursuant to Section 6(b) hereof, the conversion shall be at the lower of the Conversion Price in effect on the effective date of the conversion as determined above and the Public Offering Price. No payment or adjustment shall be made on conversion for any dividends payable on the Common Shares delivered on conversion. Effective as of any such conversion, the Corporation shall be excused from paying any dividends on the shares of Series B Preferred Stock converted, except for any dividends accrued (whether or not earned or declared) through the day of conversion, which shall be paid on the next succeeding Quarterly Dividend Date.

         In lieu of any fractional interest in a Common Share which would otherwise be deliverable upon the conversion of any share or shares of Series B Preferred Stock, the Corporation shall pay cash in an amount equal to such fraction times the fair market value of a Common Share on the date of conversion, which shall be deemed to be equal to the Redemption Price (as defined in Section 4(a)) of a Common Share as of the fifth market trading day prior to the day of conversion. If more than one certificate representing shares of Series B Preferred Stock is to be converted at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock represented by such certificates, or the specified portions thereof to be converted.

                 (d) Adjustment of Conversion Price. The Conversion Price shall be adjusted from time to time, in respect of any of the following events occurring on or after the Closing Date (as defined below), as follows:

                            (i)   In case the Corporation shall pay or make a
dividend or other distribution on any class of capital stock of the Corporation in Common Shares, other than the Series A Preferred Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction, of which the numerator shall be the number of Common Shares outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this paragraph (i), the number of Common Shares at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of Common Shares. The Corporation will not pay any dividend or make any distribution on Common Shares held in the treasury of the Corporation.

                           (ii)   In case outstanding Common Shares shall be
subdivided into a greater number of Common Shares (other than any such subdivision which is effected pursuant to a dividend or distribution for which adjustment to the Conversion Price is made under paragraph (i) above), the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case outstanding Common Shares shall each be combined into a smaller number of Common Shares, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision or combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                          (iii)   In case the Corporation shall issue rights or
warrants to all holders of its Common Shares entitling them to subscribe for or purchase Common Shares at a price per share less than the Effective Price (as defined below) per share of the Common Shares on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction, of which the numerator shall be the number of Common Shares outstanding at the close of business on the date fixed for such determination plus the number of Common Shares which the aggregate of the offering price of the total number of Common Shares so offered for subscription or purchase would purchase at such Effective Price and the denominator shall be the number of Common Shares outstanding at the close of business on the date fixed for such determination plus the number of Common Shares so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this paragraph
(iii), the number of Common Shares at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of Common Shares. "Effective Price" shall mean the average of the closing sale prices of the Common Shares for the 10 trading days ending on the trading day prior to the date fixed for the determination of stockholders entitled to receive such rights or warrants.

                           (iv)   In case the Corporation shall, by dividend or
otherwise, distribute to all holders of its Common Shares evidences of its indebtedness or assets (including securities, but excluding (A) any rights or warrants referred to in paragraph (iii) above, (B) any dividend or distribution paid in cash out of the retained earnings of the Corporation and (C) any dividend or distribution referred to in paragraph (i) above), the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction, of which the numerator shall be the Effective Price on the date fixed for such determination less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so distributed applicable to one Common Share and the denominator shall be such Effective Price, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

                            (v)   In case the Corporation consummates a firm
commitment underwritten public offering and the price to the public ("Public Offering Price") of the shares sold pursuant to such offering is less than the Conversion Price in effect on the closing of such offering, the Conversion Price shall be adjusted, as of such closing, to equal the Public Offering Price.

                           (vi)   The reclassification (including any
reclassification upon a merger in which the Corporation is the continuing corporation) of Common Shares into securities which include securities other than Common Shares shall be deemed to involve (a) a distribution of such securities other than Common Shares to all holders of Common Shares (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of stockholders entitled to receive such distribution" and "the date fixed for such determination" within the meaning of paragraph
(iv) above), and (b) to the extent such reclassification also involves the issuance of Common Shares, a subdivision or combination, as the case may be, of the number of Common Shares outstanding immediately prior to such reclassification into the number of Common Shares outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective," as the case may be, and "the day upon which such subdivision or combination becomes effective" within the meaning of paragraph (ii) above).

                          (vii)   If, as a result of an adjustment made, the
holder of any share of Series B Preferred Stock thereafter converted shall become entitled to receive shares of two or more classes of Common Shares of the Corporation (as defined in paragraph (xiv) below), the Board of Directors (whose determination shall be conclusive and shall be described in a statement filed with any Conversion Agent) shall determine for accounting purposes the allocation of the adjusted Conversion Price between or among such classes of Common Shares.

                         (viii)   The Corporation shall not, by amendment of
its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Series B Preferred Stock against impairment. The Corporation may in its sole discretion make such reductions in the Conversion Price, in addition to those required by paragraphs (i), (ii), (iii), (iv) and (v) above, as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipient.

                           (ix)   Whenever the Conversion Price is adjusted as
herein provided, (A) the Corporation shall promptly file with any Conversion Agent a certificate of a firm of independent public accountants setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the manner of computing the same, and (B) a notice stating that the Conversion Price (and such automatic conversion price threshold) has been adjusted and setting forth the adjusted Conversion Price (and such automatic conversion price threshold) shall forthwith be given by the Corporation to any Conversion Agent and mailed by the Corporation to each holder of shares of Series B Preferred Stock at their last address as the same appears on the books of the Corporation.

                            (x)   In case, at any time after the date of
issuance of the Series B Preferred Stock (the "Closing Date"), (A) the Corporation shall declare a dividend or other distribution on its Common Shares, other than in cash out of earned surplus, (B) the Corporation shall authorize a distribution of assets or property to all holders of its Common Stock, (C) the Corporation shall authorize the issuance to all holders of its Common Stock of rights or warrants entitling them to subscribe for or purchase any Common Shares or any other subscription rights or warrants, (D) the Corporation shall reclassify its capital stock (other than a subdivision or combination of its outstanding Common Shares), (E) the Corporation shall effect any consolidation or merger for which approval of any shareholders of the Corporation is required, (F) the Corporation shall effect any sale, lease, exchange or other disposition of all or substantially all the property and assets of the Corporation or (G) the Corporation shall voluntarily or involuntarily effect any liquidation, dissolution or winding up of Corporation, then the Corporation shall cause to be mailed to each transfer agent for the Series B Preferred Stock and to the holders of record of the outstanding shares of Series B Preferred Stock, at least twenty

(20) days (or ten (10) days in any case specified in clauses (A), (B) or (C) above) prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date as of which the holders of record of Common Shares to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, leased exchange, disposition, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of record of Common Shares shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, lease, exchange, disposition, liquidation, dissolution or winding up. The failure to give the notice required by this paragraph, or any defect therein, shall not affect the legality or validity of any such dividend, distribution, right, warrant, reclassification, consolidation, merger, sale, lease, exchange, disposition, liquidation, dissolution or winding up, or the vote on any action authorizing such.

                           (xi)   In the event that at any time as a result of
an adjustment made, the holder of any share of Series B Preferred Stock thereafter converted shall become entitled to receive any shares of the Corporation other than Common Shares, thereafter the Conversion Price of such other shares so receivable upon conversion of any share of Series B Preferred Stock shall be subject to readjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Shares contained herein.

                          (xii)   The Corporation will pay any and all
documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares on conversion of shares of the Series B Preferred Stock pursuant hereto, provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Shares in a name other than that of the holder of the shares of Series B Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                         (xiii)   The Corporation shall at all times reserve
and keep available, free from preemptive rights, out of its authorized but unissued Common Shares, for the purpose of issuance upon conversion of the Series B Preferred Stock, the maximum number of Common Shares then deliverable upon the conversion of all shares of Series B Preferred Stock then outstanding. All Common Shares issued upon conversion of the Series B Preferred Stock, or in payment of dividends or of the redemption price therefor or otherwise thereon, shall be newly issued and, when issued, shall be duly authorized, validly issued, fully paid and nonassessable, and free and clear of any liens or encumbrances.

                          (xiv)   For the purpose of this paragraph (d), the
term "Common Shares" shall include any shares of the Corporation of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, upon conversion of Series B Preferred Stock, the Corporation shall issue Common Shares consisting only of shares of the class designated as Common Shares as of the Closing Date, or shares of the Corporation of any classes or series resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation, provided that if at any time there shall be more than one such resulting class or series, the shares of each such class and series then so issuable shall be substantially in the proportion which the total number of shares of such class and series resulting from all such reclassifications bears to the total number of shares of all such classes and series resulting from all such reclassifications.

         7. Status of Reacquired Shares of Series B Preferred Stock. Shares of Series B Preferred Stock issued and reacquired by the Corporation (including, without limitation, shares of Series B Preferred Stock which have been redeemed pursuant to Section 4 hereof and shares of Series B Preferred Stock which have been converted into Common Shares pursuant to Section 6 hereof) shall have the status of authorized and unissued shares of preferred stock, undesignated as to series, subject to later issuance.

         8. Listing of Common Stock. So long as any Series B Preferred Stock is outstanding, the Company shall maintain the listing of its Common Shares (or such other security as shall be issuable at any time upon conversion of the Series B Preferred Stock in lieu of the Common Shares, pursuant to the provisions of Section 6(c) hereof) on the Nasdaq National Market or shall obtain the listing of its Common Shares (or such other security) on a national securities exchange.

         IN WITNESS WHEREOF, SILICON VALLEY GROUP, INC. has caused its corporate seal to be hereunto affixed and this certificate to be signed by its Vice President and attested by its Assistant Secretary, on this 21st day of February, 1995.


                                         SILICON VALLEY GROUP, INC


                                         By: ___________________________
                                                Russell G. Weinstock,
                                               Vice President, Finance



ATTEST:


By: _________________________
         Larry W. Sonsini,
         Secretary